Exhibit 99.1

Mobileye Discloses First Quarter 2023 Results, Updates 2023 Guidance and Provides Business Update

•	Revenue increased 16% year over year to $458 million in the first quarter.

•	Diluted EPS (GAAP) was $(0.10) and Adjusted Diluted EPS (Non-GAAP) was $0.14 in the first quarter.

•	Average System Price[1] increased to $53.9 in the first quarter of 2023 from $51.0 in the prior year period, driven primarily by more than doubling the volume of SuperVisionTM sales.

•	Additional near-term SuperVision launches include Polestar 4 expected in Q4 2023, and expansion of Zeekr 001 into Europe, expected in late 2023. Multiple development activities with traditional OEMs on SuperVision and ChauffeurTM gaining traction.

•	Generated net cash from operating activities of $171 million in the first quarter. Our balance sheet is strong with $1.2 billion of cash and cash equivalents and zero debt as of April 1, 2023.

JERUSALEM – April 27, 2023 – Mobileye Global Inc. (Nasdaq: MBLY) (“Mobileye”) today released its financial results for the three months ended April 1, 2023.

“The business performed very well in Q1, including 16% revenue growth as both our EyeQ® and SuperVision business lines grew strongly, significantly outperforming underlying global auto production growth. Operating Cash flow was very robust at $171 million. We continue to gain traction with our advanced product portfolio as multiple SuperVision and Chauffeur programs with global automakers approach design win conclusion. We expect that near-term SuperVision launches, such as Polestar 4 in Q4 2023, will drive customer and regional diversification in this key business, while also driving momentum with additional customers,” said Mobileye President and CEO Prof. Amnon Shashua. “Due to a number of headwinds lowering EV demand in China, we have reduced our 2023 SuperVision shipment forecast which is negatively impacting our annual financial guidance as explained below. We see this as a temporary issue that should not impact the potential for this business to accelerate our top and bottom-line growth as it scales, diversifies, and becomes more predictable with additional OEMs and vehicle launches. We will continue to invest heavily (while maintaining strong profitability) during 2023 to productize and launch our advanced solutions. We feel more confident than ever that the opportunities ahead of us can deliver substantial benefits to our investors, our customers, and other stakeholders.”

First Quarter 2023 Business Highlights

•	Overall business development activity remains very robust. The pipeline of design win opportunities we are currently pursuing in 2023 is expected to be higher than the $6.7 billion in projected future revenue from design wins we achieved in 2022.[2]

•	Cloud-enhanced ADAS volumes (i.e. front-facing camera plus REM mapping) is expected to ramp up more meaningfully with the second major customer planned to begin production this year. Each of those OEMs also recently chose to expand this technology to additional vehicle platforms beyond the original plan. We expect this business to drive significant recurring software licensing revenue that we expect will represent approximately double the upfront price of the EyeQ® SoC. We are also encouraged by the inclusion of cloud-enabled safety features in the Euro NCAP safety rating protocols beginning in 2026 which we expect to drive further traction for this product.

•	SuperVision launches are on-track, supporting diversification of this high-value product line and continued growth in Mobileye Average System Price. Zeekr 009 launched in Q1 and SuperVision-equipped vehicles from two additional Geely-related brands are planned to launch in China in the second half of 2023, including Polestar 4. Additionally, Zeekr 001 is planned to enter Europe in late 2023 and Polestar 4 expected to be sold globally in 2024.

•	We continue to see strong interest in SuperVision (and Chauffeur) from additional global OEMs. Development activities for advanced products with Western OEMs are progressing well, including an ongoing series production development program for SuperVision with a Premium European Automaker. We expect that SuperVision will expand to additional brands within this group based on shared vehicle platforms. Beyond this, we continue to expect nomination for SuperVision with an additional global US-based OEM in the 2nd half of 2023. Finally, our successful commercial deployment with Zeekr is driving substantial interest from a number of OEMs based in China and India.

•	On the Mobility-as-a-Service front, we are focusing our efforts on collaborations to develop purpose-built vehicle platforms that would be pre-engineered to integrate Mobileye’s self-driving system at the OEMs factory. In addition to partnering with Holon and Schaeffler, we are working with a leading European producer of light commercial vehicles and have already upfitted 30 of the targeted vehicles with our self-driving system.

First Quarter 2023 Financial Summary and Key Explanations (Unaudited)

GAAP
U.S. dollars in millions	Q1 2023	Q1 2022	% Y/Y
Revenue	$458	$394	16%
Gross Profit	$207	$176	18%
Gross Margin	45%	45%	+53	bps
Operating Income (Loss)	$(81)	$(46)	(76)%
Operating Margin	(18)%	(12)%	(601	)bps
Net Income (Loss)	$(79)	$(60)	(32)%
EPS - Basic	$(0.10)	$(0.08)	(23)%
EPS - Diluted	$(0.10)	$(0.08)	(23)%

Non-GAAP
U.S. dollars in millions	Q1 2023	Q1 2022	% Y/Y
Revenue	$458	$394	16%
Adjusted Gross Profit	$324	$301	8%
Adjusted Gross Margin	71%	76%	(571	)bps
Adjusted Operating Income	$124	$143	(13)%
Adjusted Operating Margin	27%	36%	(921	)bps
Adjusted Net Income	$115	$120	(4)%
Adjusted EPS - Basic	$0.14	$0.16	(10)%
Adjusted EPS - Diluted	$0.14	$0.16	(11)%

•	Revenue of $458 million increased 16% compared to the first quarter of 2022. EyeQ® SoC related revenue grew 11% in the quarter due to a combination of volume and ASP growth. The remaining growth was primarily generated by SuperVision related revenue.

•	Average System Price was $53.9 in first quarter of 2023 as compared to $51.0 in the prior year period, driven primarily by increased mix of advanced products. Price increases to offset the increased cost of our EyeQ® chip due to global inflationary pressures also contributed to the Average System Price increase but to a lesser extent.

•	Gross Margin in the first quarter of 2023 was largely consistent with the prior year period, as the downward impact of the increased cost of our EyeQ® chip (and associated price increase to customers), was mostly offset by lower impact of the cost attributable to amortization of intangible assets as a percentage of revenue.

•	Adjusted Gross Margin declined by nearly 6 percentage points in the first quarter of 2023 as compared to the prior year period. The decrease was primarily due to the increased cost of our EyeQ® chip which was passed through as a price increase to customers on a zero-margin basis.

•	Operating Margin declined by approximately 6 percentage points in the first quarter of 2023 as compared to the prior year period. The decrease was primarily due to higher headcount and direct research and development expenses which resulted in a year-over-year increase in operating expenses as a percentage of revenue.

•	Adjusted Operating Margin declined by approximately 9 percentage points in the first quarter of 2023 as compared to the prior year period. The decrease was due to lower Adjusted Gross Margin, as well as an increase in research and development expenses attributable to headcount and higher direct expenses, to execute our future product portfolio.

•	Operating cash flow for the three months ended April 1, 2023 was $171 million. Cash used in purchases of property and equipment was $26 million for that same period.

1 Average System Price is calculated as the sum of revenue related to EyeQ® and SuperVision systems, divided by the number of systems shipped.

2 Mobileye’s revenue for the periods presented represent estimated volumes based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. See the disclaimer under the heading “Forward-Looking Statements” below for important limitations applicable to these estimates.

Financial Guidance for the 2023 Fiscal Year

We are updating our 2023 fiscal year guidance we provided on January 26, 2023 to reflect a meaningful reduction in our expectations for SuperVision volumes in 2023, which is impacting the midpoint of our annual Revenue, Operating Loss, and Adjusted Operating Income guidance by about 6.5%, 34%, and 6.5%, respectively. The China electric vehicle market has been negatively impacted by meaningful pricing actions by a global EV OEM, reduction of government electric vehicle subsidies, and general economic weakness in the country. While order flows for our main current customer for SuperVision have improved in recent weeks, given the impact they have seen in Q1 and revised outlook for the year, we are updating our 2023 fiscal year guidance to reflect this development. The reduction in guidance is driven solely by the recent reduction in expected volumes in our SuperVision business line. We plan to continue the diversification and scaling of this business in the coming quarters and years, which we expect will improve the predictability of SuperVision volumes in the future.

The following information reflects Mobileye’s expectations for Revenue, Operating Loss and Adjusted Operating Income results for the year ending December 30, 2023. We believe Adjusted Operating Income (a non-GAAP metric) is an appropriate metric as it excludes significant non-cash expenses including: 1) Amortization charges related to intangible assets consisting of developed technology, customer relationships, and brands as a result of Intel’s acquisition of Mobileye in 2017 and the acquisition of Moovit in 2020; and, 2) Share-based compensation expense. These statements represent forward-looking information and may not represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this release.

	Full Year 2023
U.S. dollars in millions	Low	High
Revenue	$2,065	$2,114
Operating Loss	$(195)	$(166)
Amortization of acquired intangible assets	$474	$474
Share-based compensation expense	$269	$269
Adjusted Operating Income	$548	$577

Earnings Conference Call Webcast Information

Mobileye will host a conference call today, April 27, 2023, at 8:00 a.m. ET (3:00 p.m. IT) to review its results and provide a general business update. The conference call will be accessible live via a webcast on Mobileye’s investor relations site, which can be found at ir.mobileye.com, and a replay of the webcast will be made available shortly after the event’s conclusion.

Non-GAAP Financial Measures

This press release contains Adjusted Gross Profit and Margin, Adjusted Operating Income and Margin, Adjusted Net Income and Adjusted EPS, which are financial measures not presented in accordance with GAAP. We define Adjusted Gross Profit as gross profit presented in accordance with GAAP, excluding amortization of acquisition related intangibles and share-based compensation expense. Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by total revenue. We define Adjusted Operating Income as operating loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expenses and expenses related to our initial public offering that was completed on October 28, 2022. Operating margin is calculated as operating income (loss) divided by total revenue, and Adjusted Operating Margin is calculated as Adjusted Operating Income divided by total revenue. We define Adjusted Net Income as net loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expense, and expenses related to our initial public offering that was completed on October 28, 2022, as well as the related income tax effects. Income tax effects have been calculated using the applicable statutory tax rate for each adjustment taking into consideration the associated valuation allowance impacts. The adjustment for income tax effects consists primarily of the deferred tax impact of the amortization of acquired intangible assets. Adjusted Basic EPS (Earnings Per Share) is calculated by dividing Adjusted Net Income for the period by the weighted-average number of common shares outstanding during the period. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding during the period, while giving effect to all potentially dilutive common shares to the extent they are dilutive.

We use such non-GAAP financial measures to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use these non-GAAP financial measures to assess our pricing and sourcing strategy, in the preparation of our annual operating budget, and as a measure of our operating performance. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they allow for greater transparency into what measures our management uses in operating our business and measuring our performance, and enable comparison of financial trends and results between periods where items may vary independent of business performance. The non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Mobileye Global Inc.

Mobileye (Nasdaq: MBLY) leads the mobility revolution with its autonomous driving and driver-assistance technologies, harnessing world-renowned expertise in computer vision, artificial intelligence, mapping, and data analysis. Since its founding in 1999, Mobileye has pioneered such groundbreaking technologies as REM™ crowdsourced mapping, True Redundancy™ sensing, and Responsibility Sensitive Safety (RSS). These technologies are driving the ADAS and AV fields towards the future of mobility – enabling self-driving vehicles and mobility solutions, powering industry-leading advanced driver-assistance systems and delivering valuable intelligence to optimize mobility infrastructure. To date, more than 125 million vehicles worldwide have been built with Mobileye technology inside. In 2022 Mobileye listed as an independent company separate from Intel (Nasdaq: INTC), which retains majority ownership. For more information, visit https://www.mobileye.com.

“Mobileye,” the Mobileye logo and Mobileye product names are registered trademarks of Mobileye Global. All other marks are the property of their respective owners.

Forward-Looking Statements

Mobileye’s business outlook, guidance and other statements in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including Mobileye’s 2023 full-year guidance, projected future revenue and descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections, including Mobileye’s full-year guidance, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: future business, social and environmental performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior; future products and technology, and the expected availability and benefits of such products and technology; development of regulatory frameworks for current and future technology; projected cost and pricing trends; future production capacity and product supply; potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; future responses to and effects of the COVID-19 pandemic; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; tax- and accounting-related expectations.

The estimates included herein are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. For the purpose of these estimates, we estimated sales prices based on our management’s estimates for the applicable product bundles and periods. Achieving design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional design wins. Moreover, our pricing estimates are made at the time of a request for quotation by an OEM (in the case of estimates related to contracted customers), so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initial expected. These estimates may deviate from actual production volumes and sale prices (which may be higher or lower than the estimates) and the amounts included for prospective but uncontracted production volumes may never be achieved. Accordingly, these estimations are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections.

Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2022, particularly in the section entitled “Item 1A. Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.

First Quarter 2023 Financial Results

Mobileye Global Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended
U.S. dollars in millions, except share and per share amounts	April 1, 2023	April 2, 2022
Revenue	$458	$394
Cost of revenue	251	218
Gross profit	207	176
Research and development, net	235	180
Sales and marketing	33	35
General and administrative	20	7
Total operating expenses	288	222
Operating income (loss)	(81)	(46)
Interest income with related party	—	1
Other financial income (expense), net	8	1
Income (loss) before income taxes	(73)	(44)
Benefit (provision) for income taxes	(6)	(16)
Net income (loss)	$(79)	$(60)

Earnings (loss) per share:
Basic and diluted	$(0.10)	$(0.08)
Weighted-average number of shares used in computation of earnings (loss) per share (in millions):
Basic and diluted	802	750

Mobileye Global Inc.

Condensed Consolidated Balance sheets (unaudited)

U.S. dollars in millions	April 1, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$1,161	$1,024
Trade accounts receivable, net	239	269
Inventories	173	113
Other current assets	82	110
Total current assets	1,655	1,516
Non-current assets:
Property and equipment, net	401	384
Intangible assets, net	2,394	2,527
Goodwill	10,895	10,895
Other long-term assets	117	119
Total non-current assets	13,807	13,925
TOTAL ASSETS	$15,462	$15,441
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$208	$189
Employee related accrued expenses	94	88
Related party payable	80	73
Other current liabilities	36	34
Total current liabilities	418	384
Non-current liabilities:
Long-term employee benefits	54	56
Deferred tax liabilities	159	162
Other long-term liabilities	44	45
Total non-current liabilities	257	263
TOTAL LIABILITIES	$675	$647
TOTAL EQUITY	14,787	14,794
TOTAL LIABILITIES AND EQUITY	$15,462	$15,441

Mobileye Global Inc.

Condensed Consolidated Cash Flows (unaudited)

	Three Months Ended
U.S. dollars in millions	April 1, 2023	April 2, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(79)	$(60)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	7	5
Share-based compensation	72	40
Amortization of intangible assets	133	149
Exchange rate differences on cash and cash equivalents	4	—
Deferred income taxes	(3)	(3)
Interest with related party, net	16	(1)
Other	—	(1)
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	30	(30)
Decrease (increase) in other current assets	14	14
Decrease (increase) in inventories	(60)	(13)
Increase (decrease) in accounts payable, accrued expenses and related party payable	29	(21)
Increase (decrease) in employee-related accrued expenses and long term benefits	4	(23)
Increase (decrease) in other current liabilities	2	(1)
Decrease (increase) in other long term assets	2	(1)
Increase (decrease) in long-term liabilities	—	(3)
Net cash provided by operating activities	171	51
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(26)	(27)
Repayment of loan due from related party	—	200
Net cash provided by (used in) investing activities	(26)	173
CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers from Parent	—	102
Share-based compensation recharge	(3)	(186)
Deferred offering costs	—	(7)
Net cash provided by (used in) financing activities	(3)	(91)
Effect of foreign exchange rate changes on cash and cash equivalents	(4)	—
Increase in cash, cash equivalents and restricted cash	138	133
Balance of cash, cash equivalents and restricted cash, at beginning of year	1,035	625
Balance of cash, cash equivalents and restricted cash, at end of period	$1,173	$758

Mobileye Global Inc.

Reconciliation of GAAP Gross Profit and Margin to Non-GAAP Adjusted Gross Profit and Margin3 (unaudited)

	Three Months Ended
U.S. dollars in millions	April 1, 2023		April 2, 2022
	Amount	% of Revenue	Amount	% of Revenue
Gross Profit	$207	45%	$176	45%
Add: Amortization of acquired intangible assets	116	25%	125	32%
Add: Share-based compensation expense	1	—%	—	—%
Adjusted Gross Profit	$324	71%	$301	76%

3Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Operating Income and Margin to Non-GAAP Adjusted Operating Income and Margin4 (unaudited)

	Three Months Ended
U.S. dollars in millions	April 1, 2023		April 2, 2022
	Amount	% of Revenue	Amount	% of Revenue
Operating Income (Loss)	$(81)	(18)%	$(46)	(12)%
Add: Amortization of acquired intangible assets	133	29%	149	38%
Add: Share-based compensation expense	72	16%	40	10%
Adjusted Operating Income	$124	27%	$143	36%

4Adjusted operating margin is calculated as adjusted operating income as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income (unaudited)

	Three Months Ended
U.S. dollars in millions	April 1, 2023		April 2, 2022
	Amount	% of Revenue	Amount	% of Revenue
Net Income (Loss)	$(79)	(17)%	$(60)	(15)%
Add: Amortization of acquired intangible assets	133	29%	149	38%
Add: Share-based compensation expense	72	16%	40	10%
Less: Income tax effects	(11)	(2)%	(9)	(2)%
Adjusted Net Income	$115	25%	$120	30%

Supplemental Information - Average System Price (unaudited)

	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023
EyeQ and SuperVision revenue (U.S. dollars in millions)	$378	$441	$432	$543	$438
Number of systems shipped (in millions)	7.4	8.5	8.2	9.7	8.1
Average system price (U.S. dollars)	$51.0	$52.0	$53.0	$56.2	$53.9

Contacts

Dan Galves

Investor Relations

investors@mobileye.com

Justin Hyde

Media Relations

justin.hyde@mobileye.com